Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

UNANIMOUS SHAREHOLDERS AGREEMENT

This Agreement dated as of the 27th day of March, 2014.

AMONG:

ADVANCED ACCELERATOR APPLICATIONS CANADA INC., a corporation incorporated under the laws of Canada

(Hereinafter called “AAA Holdco")

OF THE FIRST PART;

- and-

4549694 CANADA INC., a corporation incorporated under the laws of Canada

(Hereinafter called “Exchangeco")

OF THE SECOND PART;

- and-

7329563 CANADA INC., a corporation incorporated under the laws of Canada

(Hereinafter called “Atreus Holdco")

OF THE THIRD PART;

- and-

ATREUS PHARMACEUTICALS CORPORATION, a Corporation incorporated under the laws of Canada

(Hereinafter called the "Corporation")

OF THE FOURTH PART.

WHEREAS:

1.	The authorized capital of the Corporation consists of an unlimited number of common shares, of which 1,000 common shares are issued and outstanding and held by the shareholders set out in Schedule A hereto;

2.	The parties wish to enter into this Agreement to provide for the conduct of the business and affairs of the Corporation, to provide for restrictions on the transfer and ownership of their shares of the Corporation and to govern their relationship as shareholders of the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Unless the subject matter or context otherwise requires:

(a)	"Act" means the Canada Business Corporations Act and any statute that may be substituted therefore, as from time to time amended, and the regulations thereto and any regulations that may be substituted therefore, as from time to time amended;

(b)	"Affiliate" has the meaning assigned to such term in the Act;

(c)	"thisAgreement"the"Agreement","hereto","hereof',"herein","hereby","hereunder" and similar expressions mean or refer to this Agreement as amended , from time to time, any indenture, agreement or instrument supplemental or ancillary hereto or in the implementation hereof, and the expressions "Section", "subsection" and "paragraph" followed by a number or letter refer to the specified section, subsection or paragraph of this Agreement;

(d)	"Annual Budget" means the detailed financial and cash budget of the projected business activities and operations of the Corporation, including estimates of proposed and committed operating and capital expenditures and the subject matter of each expenditure and all sources of revenue, cash and financing of the Corporation for the subject period;

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(e)	"Articles” means the articles of incorporation of the Corporation, as amended from time to time;

(f)	"Board of Directors” means the board of directors of the Corporation which shall be constituted in accordance with the provisions of subsection 2.2 hereof

(g)	"Business Day" means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario or France;

(h)	"Common Shares" means the common shares in the capital of the Corporation and any other shares that may henceforth be issued having the same rights, privileges and restrictions as such common shares;

(i)	"Control” has the meaning assigned to such term in the Act;

(j)	"Fiscal Year" means the fiscal year of the Corporation which ends on December31 in each year;

(k)	"Milestone" means the Corporation obtaining the IND by the FDA to proceed with a clinical trial with Tc-Annexin, for the indication on Rheumatoid Arthritis;

(1)	"Person" means any individual, company, corporation, partnership, firm, trust, sole proprietorship, government or entity howsoever designated or constituted;

(m)	"Public Offering" means an underwritten public offering of its Common Shares pursuant to a registration statement that has been declared effective under the United States Securities Act of 1933 or a prospectus filed under applicable Canadian securities laws in respect of which a (final) receipt has been obtained, accompanied by the listing of the Common Shares on the Toronto Stock Exchange and/or the Nasdaq National Market and/or the New York Stock Exchange and/or any other stock exchange or market approved by Special Shareholder Approval;

(n	"Share" means any share in the capital of the Corporation;

(0)	"Shareholder” means any party to this Agreement who is a holder of Shares; and

(p)	"Special Shareholder Approval" means the approval of the holders of Shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the votes attaching to the outstanding shares in the Corporation.

1.2	Schedules

The following are the schedules attached to and forming part of this Agreement

Schedule A - Shareholders and Issued Capital of the Corporation

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1.3	Extended Meanings

Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders and vice versa.

1.4	Interpretation Not Affected by Headings

The division of this Agreement into sections and insertion of headings are for convenience of reference only and shall not affect the construction or Interpretation of this Agreement.

1.5	Applicable Law

This Agreement shall be interpreted in accordance with and be governed by the laws of Ontario and the laws of Canada applicable therein.

1.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and contains all the representations, undertakings and agreements of the respective parties.

1.7	Funds

All dollar amounts referred to in this Agreement are in the lawful money of the United States of America.

1.8	Paramountcy

If any provision of this Agreement conflicts with the Articles or by-laws of the Corporation or any agreement among the Corporation and/or any of the Shareholders and/or any officers or directors of the Corporation concerning matters which are the subject matter of this Agreement, the provisions of this Agreement shall prevail.

1.9	Invalidity

If any provision of this Agreement shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision such jurisdiction and shall not in any manner affect or render invalid or unenforceable such provision 111 any other jurisdiction or any other provision of this Agreement in any jurisdiction.

1.10	Calculation of Time

Where in this Agreement a period of time is given for the doing of any act following the giving of a notice the date on which the notice is given shall be excluded from the calculation of the time period. When any period of time for the performance of any act expires on a Saturday, Sunday or a national statutory holiday the period shall be deemed to expire on the next following Business Day. Notwithstanding anything herein contained to the contrary, the Corporation shall have the right, at its sole option, to postpone any date provided for herein to a date not exceeding three Business days after such date.

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1.11	Privity

This Agreement shall be binding upon all Persons executing these presents, and all Persons who subsequently become holders of Shares, each of whom shall execute a counterpart of this Agreement. Any agreement to be bound hereby and any other agreement among the parties hereto with respect to the Corporation or the Shares may be effectively delivered by one party to each of the others by delivery of an executed counterpart of this Agreement to the Corporation.

ARTICLE 2

CONDUCT OF THE AFFAIRS OF THE CORPORATION

2.1	Business and Affairs of the Company

The Shareholders shall cause such meeting to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, the following provisions are in effect or are complied with, or with respect to any provision which is not entirely within the control or power of the Shareholders to cause compliance therewith, the Shareholders .shall use their best efforts to cause such compliance to occur.

2.2	Directors of the Corporation

(a)     The Shareholders, by majority vote, will determine from time to time the number of directors to be elected.

(b)    The Shareholders will from time to time so act and vote (to the extent that each is able to do so on account of its respective shareholdings or otherwise) so that the board of directors (the "Board") of the Corporation shall consist of at least one nominee of AAA Holdco and at least one nominee of Atreus Holdco; provided that, such right shall terminate in respect of each such Shareholder if AAA Holdco and Exchangeco, on the one hand, or Atreus Holdco, on the other hand, shall cease to hold Shares in the capital of the Corporation representing at least 5% of the votes attaching to the outstanding shares in the Corporation.

(c)    Each of AAA Holdco and Atreus Holdco shall be entitled at any time to require the removal of any director nominated by it and to provide for a successor nominee by written notice to the Corporation and to the other Shareholders. No Shareholder other than a shareholder having nomination rights shall use its voting rights to remove a director who is a nominee of AAA Holdco or Atreus Holdco. If a director nominated by AAA Holdco or Atreus Holdco ceases to be a director for any reason, the Shareholders shall, if necessary, fill the

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vacancy thereby created by appointing, as soon as reasonably possible, the individual who is nominated by AAA Holdco or Atreus Holdco, as the case may be.

(d)     A quorum for a meeting of directors of the Corporation shall be a nominee of each of the Shareholders; provided that, if a nominee is not able to attend two (2) successive properly called board meetings, then the next meetings may proceed without such nominee being present, so long as a majority of directors are present.

(e)    Notice of meetings of the Board shall be accompanied by an agenda together with copies of documents to be considered at such meetings. AAA Holdco and Atreus Holdco shall make best efforts to convene board meetings at least [quarterly] during the year. Each of AAA Holdco and Atreus Holdco may bring one observer to board meetings, but such observer shall have no right to vote. Any additional observers shall require the approval of the other board members.

(f)    The Board shall appoint a Chairperson (who shall not have a casting vote in the event of an equality of votes on any matter among members of the Board), who shall initially be ■.

2.3	Directors' Compensation and Indemnity

The Corporation will pay all reasonable out-of pocket expenses incurred by the directors to attend meetings of the Board of Directors. Directors shall be indemnified by the Corporation with respect to their actions as directors to the maximum extent, and subject to the limitations, permitted by law. The Board will determine what, if any, compensation will be paid to any external director

2.4	Shareholders' Right of Inspection and Inquiry

The Corporation shall permit Persons designated by the Shareholders to visit and inspect any properties of the Corporation, to examine the books and financial records of the Corporation and to discuss with management its affairs, finances and accounts all during normal business hours and as often as may be reasonably requested, with prior notice and at times reasonably convenient to management. The Persons designated pursuant to this provision may include accountants (including the auditors of the Corporation) or management consultants or others appointed to examine all or any aspect of the operations of the Corporation, and the Corporation agrees to cause management to answer fully and fairly and to the best of their ability any reasonable inquiries which such Persons may have. The Corporation agrees that such Persons may, in the course of their investigations, discuss the business and affairs of the Corporation with the officers and directors and with the auditors of the Corporation.

2.5	Annual Financial Statements

Within 90 days after the end of the Fiscal Year, the Corporation shall prepare and furnish or cause to be prepared and furnished to the Shareholders unaudited consolidated financial statements in respect of the Corporation, including a balance sheet and statements of changes in financial position and profit and loss, together with a comparison of the actual

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budgeted results, each of the end of such Fiscal Year and prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis from time to time and certified by the President of the Corporation. The Shareholders agree to waive the right to receive audited financial statements as permitted in the Act; provided however, that a Shareholder may retract such waiver in respect of a fiscal year of the Corporation and prior to the commencement of such fiscal year if (i) such Shareholder agrees to pay the full incremental costs of conducting such audit; and (ii) such audit can be completed without unduly interfering with the business operations of the Corporation.

2.6	Additional Financial Reporting

The Corporation shall provide the Shareholders with the following data:

(a)     Quarterly financial report, within 30 days of the end of each calendar quarter;

(b)     6 months balance sheet, income statement and cash flow statement for the Corporation, its Subsidiaries and on a consolidated basis, within 40 days after the end of each semester; and

(c)     budget for the year including income statement balance sheet and cash flow statements and capital expenditure plans of the Corporation, its subsidiaries and on a consolidated basis, within thirty (30) days of the end of each fiscal year of the Corporation.

2.7	Board of Directors Consent/Special Shareholder Approval Respecting Certain Matters

Save and except as expressly provided in this Agreement, no action shall be taken by the Corporation in respect of any of the matters described below without prior Special Shareholder Approval, which approval shall be in addition to any other approvals that may be required by the Act;

(a)     the approval of the Corporation's annual budget;

(b)     any significant deviation from the Corporation's current business plan;

(c)     any redemption or repurchase of Shares not effected on a pro-rata basis.

2.8	Licensing of IP Almexin rights in the USA and Japan

Any decisions with respect to the licensing of IP Annexin rights in the USA and Japan shall be on terms determined by Atreus Holdco; provided that:

(i)     Atreus Holdco shall consult with AAA Holdco prior to any such agreement being entered into;

(ii)     Atreus Holdco shall provide an execution copy of the proposed license agreement to AAA Holdco not less than fifteen (15) days prior to the execution of any such agreement, during which time AAA Holdco shall have the right to provide a written opinion thereon which shall be considered in good faith by Atreus Holdco; and

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(iii)     The terms of such license agreement shall be commercially reasonable and consistent with the fiduciary obligations of the directors of the Corporation.

ARTICLE 3

RESTRICTIONS ON TRANSFER OF SHARES

3.1	Restrictions on Transfer of Shares

No Shareholder shall, except as expressly provided herein, directly or indirectly, sell assign or otherwise transfer or encumber by pledge, assignment, mortgage, charge or otherwise, any Shares from time to time held by it. Any attempted sale, assignment, transfer or other disposition of Shares in violation of this Agreement shall be void and of no force and effect and the Corporation shall not recognize any such attempted disposition.

A transfer of a controlling interest in AAA Holdco or Atreus Holdco shall be subject to the provisions of this Article 3.

3.2	Pledge of Shares

Each of the Shareholders may mortgage, hypothecate, pledge or charge its Shares to a commercial lending institution as security for an operating or term loan provided by that institution to the Corporation, provided that each of the Shareholders consents in advance to such transaction and provided further that the Person to whom such Shares are mortgage, hypothecated, pledge or charged agrees in writing to be bound by the provision of this Agreement with respect to such Shares and, in the event of the realization on such Shares, such Person shall become a party to this Agreement.

3.3	Permitted Transfers

Notwithstanding the terms of this Agreement, a Shareholder shall be entitled to sell, assign, transfer or otherwise dispose of all or any shares in the capital of the Corporation beneficially owned by such Shareholder to an Affiliate, provided that, prior to the completion of such sale, assignment, transfer or other disposition, the transferee agrees to be bound by the terms of this Agreement.

3.4	Piggyback/ Drag-Along

(a)	Offer - If an independent third party (the "Third Party") shall make a bona fide offer (the "Offer") to purchase all or a majority of the Shares of the Corporation which the holders of not less than sixty-six and two-thirds (66 2/3rds) of the Shares (the "Super Majority") wish to accept, then, the Super Majority shall give notice (the "Notice of Sale") to the other Shareholders (the "Other Shareholder(s)") specifying therein the number of Shares which Super Majority desires to sell (the "Offered Shares") and the terms upon which and the price at which it desires to sell the Offered Shares, including the identity of the proposed purchaser (the "Selling Price").

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(b)	Rejection, Third Party Sale and Piggyback - The Super Majority may, at any time and from time to time during the period of 90 days next following the delivery of the Notice of Sale, sell the Offered Shares to the Third Party at a price which is not less than the Selling Price and on terms not less favourable to the Super Majority than those set out in the Notice of Sale, provided that the Third Party shall have offered by notice given to each of the Other Shareholders to purchase from each of the Other Shareholders all the Shares owned by such of the Other Shareholders at the price and upon the terms and conditions set forth in the offer from the Third Party.

(c)	Time for Sale - If the Super Majority does not effect a sale to the Third Party during the 90-day period referred to in paragraph (b), then the foregoing provisions hereof shall again apply thereto and so on from time to time.

(d)	Drag-Along - In the event that any of the Other Shareholders do not wish to accept the Third Party offer under paragraph (b) above, the Super Majority may, if the Third Party Offer is an offer to acquire all of the Shares, by notice in writing given to the Other Shareholders who do not wish to sell at any time ten (l0) days or more prior to the expiry of the Offer, require the Other Shareholders to sell their Shares pursuant to the Offer at the same price specified in the Offer:

Notwithstanding the foregoing, no Shareholder is required to comply with the terms of this Section 3.4 if:

(i)	consideration under the Offer is not payable in cash or securities of a publicly traded entity (or shares exchangeable into shares of a publicly traded entity);

(ii)	the liability of such Shareholder under the purchase agreement in respect of the Offer (including, without limitation, liability for a breach of representation or warranty or for a claim under an indemnity) exceeds with respect to such Shareholder the lesser of such Shareholder's (A.) pro rata share of any claim; and (B,) the purchase price payable to such Investor; or

(iii)	any representation and warranty to be given by a Shareholder is to be given on a joint and several basis.

(e)	Power of Attorney - Each of the Other Shareholders hereby appoints, in the event that circumstances give rise to this Section 3.4, the President of the Corporation as the Shareholder's attorney, with full power of substitution, in the name of the Shareholder, to execute and deliver all deeds, transfers, assignments and assurances necessary to effectively transfer the interest being sold in the Corporation under this Section 3.4.Such appointment, being coupled with an interest, is irrevocable by each

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Shareholder and shall not be revoked by the insolvency, bankruptcy, death incapacity, dissolution, liquidation or other termination of the existence of the Shareholder and the Shareholder agrees to ratify and confirm all that the Corporation may do or cause to be done pursuant to the foregoing. The Shareholder consents to any transfer of shares made pursuant to the foregoing.

3.5	Right of First Refusal

(a)	Unless the provisions of Section 3.4(d) apply, in the event that any Shareholder (hereinafter in this Section 3.5 referred to as the "Selling Shareholder") receives a bona fide offer from a person, firm or corporation dealing at arm's length with such Shareholder (including another Shareholder) (hereinafter in this Section 3 referred to as the "Offer") to purchase any or all of the Shares owned or controlled by the Selling Shareholder, which the Selling Shareholder is prepared to accept, then the Selling Shareholder shall forthwith give to the Corporation and to each of the other Shareholders who owns more than one percent (1%) of the outstanding Common Shares (hereinafter in this Section 3.5 referred to as the "Offeree Shareholders") notice in writing of its desire or intention to sell such Shares accompanied by a copy of the entire Offer which, without limiting the generality of the foregoing, shall fully identify the offeror.

(b)	Such notice shall provide that the Corporation shall be entitled to purchase any or all of the offered Shares and each Offeree Shareholder shall be entitled to purchase such number of the offered Shares not purchased by the Corporation as nearly as may be in proportion to the number of Shares of the class of offered Shares held by it at the date of the Offer on the same terms as specified in the Offer and shall also state that any Offeree Shareholder who desires to purchase a number of Shares so offered in excess of its proportion shall in its reply state how many Shares in excess of its proportion it desires to purchase. Such notice shall also provide that if the Corporation or Offeree Shareholder do not accept such offer from the Selling Shareholder within thirty (30) days after the date of notice of the Offer, it will be deemed to have been declined. The Corporation shall notify the Selling Shareholder and each Offeree Shareholder within fifteen (15) days of receipt of notice of the Offer whether it intends to purchase any of the Shares.

(c)	If all the Offeree Shareholders do not claim their respective proportions, the unclaimed Shares so offered shall be used for satisfying the claims of Offeree Shareholders for Shares in excess of their proportions and if the claims in excess are more than sufficient to exhaust such unclaimed Shares, the unclaimed Shares shall be divided pro rata among the Offeree Shareholders desiring excess Shares in proportion to their existing holdings of Shares of the class of offered Shares; provided that no Offeree Shareholder shall be bound to take any Shares in excess of the amount which it desires.

(d)	If any Shares shall not be capable of being offered to or divided among the Offeree Shareholders in proportion to their existing holdings of Shares without

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division into fractions of shares, the same shall be offered to or divided among the Offeree Shareholders as nearly as may be in proportion to the number of Shares of the class of offered Shares held by them respectively at the date of such Offer as may be determined by the Board.

(e)	If by the time limited by the Offer, the Corporation and the Offeree Shareholders have not agreed to purchase all the Shares offered thereby on the terms specified in the Offer, the Selling Shareholder shall be under no obligation to sell any Shares to the Corporation and the Offeree Shareholders or any of them and the Selling Shareholder may, within ninety (90) days from the date of the Offer, sell all and not less than all of the Shares specified in the Offer pursuant to the provisions of this Section 3.5 to the bona fide purchaser at a price not less than the share price set out in the Offer and on the other terms and conditions set out in the Offer; provided that such person or persons to whom the Selling Shareholder sells the Shares, contemporaneously with the purchase of such Shares, shall covenant and agree with all the other Shareholders to be bound by the terms and conditions of this Agreement as if it were an original party thereto by signing an acknowledgment to become bound by the terms of this Agreement. After the expiration of the said ninety (90) days, no sale of Shares shall be made except without again complying with the provisions of this Section 3.5.

ARTICLE 4

ADDITIONAL ISSUE OF SHARES

4.1	Pre-Emptive Right

Subject to the provisions of Section 4.2 hereof, in the event the Corporation wishes at any time to issue any Shares (except for the granting of options to employees not to exceed 10% of the issued and outstanding shares of the Corporation) it shall offer them for purchase by the Shareholders by notice given to each Shareholder. Such notice shall be given within 10 days of the approval of the Board of Directors of a proposal to issue Shares to raise funds and shall set forth a description of the Shares to be offered, the purchase price and the purchase date which shall be a date not earlier than twenty (20) days after the date of such notice. Upon receipt of such notice, each such Shareholder shall have the right to subscribe for and purchase a number of such Shares determined by multiplying the total number of Share offered by a fraction, the numerator of which shall be the number of Common Shares owned by such Shareholder at the date of such notice and the denominator of which shall be the total number of Conunon Shares outstanding as at the date of such notice. Such right shall be exercised by the Shareholder by giving notice of acceptance to the Corporation within twenty (20) days after the receipt of the notice from the Corporation. In the event that the Shareholder does exercise such right it shall subscribe, purchase and pay for such Shares on the purchase date set forth in the notice of the Corporation. If all the Shareholders do not subscribe for their respective proportions, the unsubscribed Shares shall be used to satisfy the subscriptions of such Shareholders for Shares in excess of their proportion and,

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if the subscriptions in excess are more than sufficient to exhaust such unsubscribed Shares, the unsubscribed Shares shall be divided pro rata among the Shareholders desiring Shares as nearly as may be in proportion to the number of Common Shares held by them respectively at the date of such notice, but no Shareholder shall be bound to take any such Shares in excess of the amount it desires. It shall be a condition to the issuance of any new shares that the new Shareholder become party to this Agreement or, if agreed by the Board, another shareholder or share restriction agreement approved by the Board.

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4.2	Right of AAA Holdco to Increase Shareholdings

Notwithstanding the provisions of Section 4,1 hereof, and provided AAA Holdco and Exchangeco together own more than 50% of the Shares in Atreus and have no obligation to return Shares to the Corporation that would leave it with less than 50% of the Shares, AAA Holdco shall have the right, exercisable by a written offer to the Corporation, with a copy to Atreus Holdco, any time after the day which is eighteen (18) months after the date of this Agreement, to subscribe for such number of additional Common Shares to permit it to reach up to a 65% shareholding in the Corporation, at a price per share determined in AAA Holdco's sole discretion (the "AAA Holdco Offer"). In case such an offer is made in writing to the Corporation, the Corporation, and Atreus Holdco, shall have the right to find investors to subscribe to substantially the same amount of shares that are the subject matter of the AAA Holdco Offer at a price [*] higher than the price offered by AAA Holdco (the "Higher Price"), within [*] months from receipt by the Corporation of the AAA Holdco Offer. Atreus Holdco shall be permitted to disclose relevant information about the Corporation to prospective investors considering making an investment in the Corporation based on the AAA Holdco Offer, subject to the execution of a confidentiality and non-disclosure agreement in a form approved by AAA Holdco.

In case one or more investors place a bona fide binding offer at a Higher Price as set out above within the above mentioned [*] months period, then the investors' offer will be deemed accepted and the offering investor shall have the obligation to subscribe to the offered shares at a Higher Price and AAA Holdco shall have the right, but not the obligation, to subscribe to the same amount of shares that are the subject matter of the AAA Holdco Offer, at the Higher Price. In any case, AAA Holdco shall have the right to subscribe for additional shares at the Higher Price in order to maintain majority.

In case the Corporation and Atreus Holdco do not find other investors within the above mentioned [*] months period, then AAA Holdco shall have the right to complete the AAA Holdco Offer within [*] ([*]) days after the expiry of such [*] month period, and the Corporation shall fully cooperate in order to complete such transaction.

ARTICLE 5

PAYMENT AND CLOSING PROVISIONS

5.1	Payment and Closing Provisions

In the event of the sale of Shares as provided in Article 3 hereof, the party selling shall in this subsection 5.1 be called the "Vendor" and the party purchasing shall be in this subsection 5.1 be called the "Purchaser" and the following provisions shall apply:

Certain confidential information has been omitted from this document, as indicated by the notation “[*]”. The omitted information has been filed on a confidential basis with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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(a)     Payment of Purchase Price and Delivery of Certificates - The purchase price shall be paid in such a manner as the Vendor and the Purchaser may agree or as specified pursuant to the relevant provision of this Agreement, as the case may be, against receipt by the Purchaser of the share certificate or certificates representing the Shares being purchased and sold, duly endorsed in blank for transfer together with signed and dated resignations by the Vendor or its nominee as a director and officer of the Corporation.

(b)     Closing - closing shall take place at 10:00 a.m. on the closing date at the office of the solicitors for the Corporation.

(c)     Title - The Vendor shall warrant that it has good and marketable title to the Shares being sold subject only to the terms of this Agreement, and shall deliver to the Purchaser all such documents, instruments and releases and shall take all such steps and do all such acts and things as may be necessary or desirable to vest title in the Shares to the Purchaser and the Purchaser shall be bound by all the terms of this Agreement as if he had been a party hereto.

(d)     Failure to Complete Sale - If on the date of closing the Vendor shall have failed, neglected or refused to complete the sale, the Purchaser shall have the right to deposit the purchase price for the account of the Vendor in the Corporation's bank and thereafter to execute and deliver such deeds, transfers of share certificates, resignations, releases and other documents that may be necessary or desirable in order to complete the transaction with respect to such purchase; and the Purchaser is hereby irrevocably constituted and appointed as the attorney of the Vendor to so execute and deliver.

(e)     Vendor Indebted to Corporation - If at the time of such sale the Vendor shall be indebted to the Corporation, the Purchaser shall at the Vendor's option pay, satisfy and discharge such indebtedness out of the purchase price payable for the Shares.

(f)     Assignment of Indebtedness - If at the time of sale the Corporation shall be indebted to the Vendor, the Purchaser shall, at the Vendor's option, upon the closing of such sale, purchase from the Vendor that proportion of the indebtedness that the number of Shares to be sold bears to the total number of Shares held by the Vendor for a price equal to the amount thereof and shall pay such price to the Vendor on closing by certified cheque against the delivery of a valid assignment to the Purchaser of such indebtedness. Alternatively, if the Purchaser and the non-selling Shareholders if any agree, the Purchaser may cause the Corporation to repay such indebtedness or portion thereof to the Vendor.

(g)     Liability as Guarantor - If at the time of sale, the Vendor shall be liable or responsible as a guarantor for any debts, liabilities or obligations of the Corporation, the Purchaser shall use its best efforts to cause any and all such guarantees to be released on or before the date of closing and, in the event that the Purchaser shall be unable to deliver up such guarantees, the Purchaser shall indemnify and save harmless the Vendor from all claims arising out of such guarantees.

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(h)    Payment of Declared Dividends - Prior to the closing of any sale of Shares any declared and unpaid dividends in respect of the Shares to be sold shall be paid in full to the Vendor

ARTICLE 6

CONFIDENTIALITY

6.1	Confidentiality

For so long as the Corporation carries on business, each Shareholder shall keep confidential any trade secret, patent, know-how or secret, technical expertise, customer list or non-public information of any sort relating to the business carried on by the Corporation, as may from time to time be acquired by it by virtue of being a Shareholder, officer, agent, director or employee of the Corporation, and shall use its best efforts to prevent communication of such information to others, even after such Shareholder ceases to own, directly or indirectly, Shares, provided that a party's obligations to disclose information requested pursuant to applicable laws shall supersede its obligations pursuant to this provision. The provisions hereof are in addition to and not in substitution for any confidentiality agreement executed by any party hereto.

ARTICLE 7

GENERAL

7.1	Share Certificates

All certificates representing Shares shall have endorsed thereon the following notation:

"The shares represented by this certificate are subject to the terms of a Shareholders Agreement dated ■ as amended from time to time, among the shareholders of the Corporation and the Corporation and others. Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the provisions thereof herewith."

7.2	Assignment and Enurement

This Agreement is not assignable by any party except insofar as its benefit and burden pass with the Shares transferred in accordance with the provisions of this Agreement. This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

7.3	Notices

Any instrument, notice, consent, request or election required or permitted to be given under this Agreement shall be in writing and delivered personally or transmitted by telecopier or other form of recorded communication or, except in the event of disruption or threatened disruption of postal service, mailed by prepaid registered mail addressed to the party to whom it is to be given at his address as shown below and such notice shall be deemed to have been given on the next day after delivery or transmission or on the fourth business day after mailing as aforesaid, as the case may be,

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if to AAA Holdco or Exchangeco:	■

■

	Attention:	■

	Fax:	■

if to Atreus Holdco:	■

■

	Attention:	■

	Fax:	■

if to the Corporation:

	Attention:	■

	Fax	■

Notice of change of address may be given to any party in the same manner.

7.4	Time of Essence

Time shall be of the essence of this Agreement.

7.5	Further Assurances

The parties hereto hereby' agree to execute or cause to be executed such other documents, instruments and certificates as may be required to effectively carry out the terms and conditions of this Agreement.

7.6	CounterpaIis

This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

7.7	Waivers - In this Agreement:

(a)    Not a Waiver of Other Rights - A waiver by any party of its rights hereunder or of the performance by any other party of any of its obligations hereunder shall be without prejudice to all or any of the other rights hereunder of the party so waiving and shall not constitute a waiver of any other such rights or, in any other instances, of the rights so waived or a waiver of performance by the party of any of its other obligations hereunder or the performance, in any other instance, of the obligations so waived.

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(b)    In Writing - No waiver on behalf of any party of the breach of any of the covenants, conditions and provisions herein contained shall be effective or binding upon such other party unless the same shall be expressed in writing.

7.8	Termination

This Agreement terminates upon the first to occur of:

(a)      the date this Agreement is terminated by the written approval by Shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation;

(b)     the date that is immediately prior to a Public Offering by the Corporation;

(c)     the date that the Corporation is wound-up, liquidated or dissolved, whether voluntarily or involuntarily; and

(d)     that date that one Person becomes the beneficial owner of all of the Shares.

7.9	Amendment

No amendment, supplement or modification of this Agreement and, unless otherwise specified, no waiver, consent or approval by any Party, is binding unless approved by the Board, and approved in writing by Shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation and any amendment, supplement, modification, waiver, consent or approval so approved shall be binding upon each of the Parties, but only if no Shareholder, without its consent, is materially and adversely affected by any such amendment, supplement, modification, waiver, consent or approval in any maimer in which the other Shareholders are not likewise adversely affected.

7.10	Facsimile Delivery

This Agreement may be delivered upon the provision of telefaxed execution pages provided that the party delivering such telefaxed execution pages shall as soon as practicable thereafter deliver to the other parties an originally executed execution page.

[The remainder of this page has been left blank intentionally}

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date set out above.

ADVANCED ACCELERATOR

APPLICATIONS CANADA INC.

By:	/s/ Stefano Buono

Name:	Stefano Buono

Title:	President

4549694 CANADA INC.

By:	/s/ Stefano Buono

Name:	Stefano Buono

Title:	President

7329563 CANADA INC.

By:

Name:

Title

ATREUS PHARMACEUTICALS

CORPORATION

By:

Name:

Title:

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